Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

Kulicke & Soffa Completes Share Repurchase Program
$900 Million Cumulatively Deployed in Share Repurchase Programs
Initiates New $300 Million Share Repurchase Program

SINGAPORE – December 2, 2024 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”), announced today that it has completed its $800 million share repurchase program, originally initiated during its fiscal fourth quarter of 2017. Under this program, K&S repurchased approximately 22.7 million shares at an average price of approximately $35.25 per share. The completion of the program demonstrates the Company’s commitment to its long-term growth prospects and delivering value directly to shareholders.
As previously announced on November 13, 2024, K&S again expanded its shareholder return activities with a new $300 million share repurchase program, intended to initiate upon the prior program’s completion. Under this new program, Kulicke & Soffa may repurchase shares of its common stock through open market and privately negotiated transactions at prices deemed appropriate by management. The timing and amount of repurchase transactions under this program will depend on market conditions, cash availability as well as corporate and other considerations. As of the end of its fiscal fourth quarter 2024, K&S had $577.1 million in cash, cash equivalents and short-term investments and approximately 54.9 million weighted average shares outstanding.
Cumulatively, since the announcement of the Company’s initial repurchase program on August 27, 2014, K&S has deployed $900 million to repurchase a total of 30.9 million shares, at an average price of approximately $29.12 per share, in accelerated and open-market transactions.
About Kulicke & Soffa
Founded in 1951, Kulicke & Soffa specializes in developing cutting-edge semiconductor and electronics assembly solutions enabling a smart and more sustainable future. Our ever-growing range of products and services supports growth and facilitates technology transitions across large-scale markets, such as advanced display, automotive, communications, compute, consumer, data storage, energy storage and industrial.

Caution Concerning Results, Forward-Looking Statements and Certain Risks Related to our Business
In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to the persistent macroeconomic headwinds on our business, actual or potential inflationary pressures, interest rate and risk premium adjustments, falling customer sentiment, or economic recession caused directly or indirectly by geopolitical tensions, our ability to operate our business in accordance with our business plan and the other factors listed or discussed in our Annual Report on Form 10-K for the fiscal year ended September 28, 2024, filed on November 14, 2024, and our other filings with the Securities and Exchange Commission. Kulicke and Soffa Industries, Inc. is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Finance
P: +1-215-784-7500
investor@kns.com
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